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Exhibit 21

The Titan Corporation
and its subsidiaries
as of March 4, 2005

	Name	Subsidiary of:	Domicile
1.	Canco, LLC	Cayenta, Inc.	Delaware
2.	Cayenta Operating LLC	Cayenta, Inc.	Delaware
3.	Cayenta, Inc.	The Titan Corporation	Delaware
4.	Shellco, Inc. (f/n/a Datacentric Automation Corp.	The Titan Corporation	Delaware
5.	Datron Transworld Communications International Ltd.	The Titan Corporation	U.S. Virgin Islands
6.	Horizons Technology International, Ltd.	The Titan Corporation	Barbados
7.	International Systems LLC	The Titan Corporation	California
8.	LinCom Wireless, Inc.	LinCom Corporation	Delaware
9.	Procom Services, Inc.	The Titan Corporation	California
10.	Titan Africa, Inc.	Titan Wireless, Inc.	Delaware
11.	Titan Deutschland GmbH	The Titan Corporation	Germany
12.	Titan Facilities, Inc.	The Titan Corporation	Virginia
13.	Titan Italia Srl	The Titan Corporation	Italy
14.	Titan Scan Technologies Corporation	The Titan Corporation	Delaware
15.	Titan Systems Solutions UK Ltd.	The Titan Corporation	United Kingdom
16.	Titan Wireless Afripa Holding, Inc.	Titan Wireless, Inc.	Delaware
17.	Titan Wireless, Inc.	The Titan Corporation	Delaware

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  Exhibit 21